EXHIBIT 99.12


                                    AGREEMENT

      This Agreement, dated as of October 21, 2005 ("Agreement"), is by and among A. Schulman, Inc., a Delaware corporation (the "Company"), and the other persons and entities that are signatories hereto (collectively, the "Barington Group," and each, individually, a "member" of the Barington Group) which are or may be deemed to be members of a "group" with respect to the common stock of the Company, par value $1.00 per share (the "Common Stock"), pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      WHEREAS, the Barington Group (i) has publicly stated that it intends to solicit proxies for the election of its own opposition slate of nominees (the "Proxy Solicitation") for election to the Company's board of directors (the "Board") at the 2005 annual meeting of stockholders of the Company (the "2005 Annual Meeting") and (ii) has taken certain actions in furtherance thereof; and

      WHEREAS, the Company and the members of the Barington Group have determined that the interests of the Company and its stockholders would be best served by, among other things, avoiding the substantial expense and disruption that would result from the Proxy Solicitation;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Barington Group that (i) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (ii) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject.

      2. Representations and Warranties of the Barington Group. Each member of the Barington Group represents and warrants to the Company that (i) this Agreement has been duly authorized, executed and delivered by such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (ii) as of the date of this Agreement, the Barington Group and its members' respective Affiliates and Associates currently own in the aggregate 2,684,495 shares of Common Stock (the "Barington Group Shares").

      3. Barington Letter. The Barington Group hereby withdraws its letter dated October 7, 2005 to the Secretary of the Company providing Notice to the Secretary of the intention of Barington Companies Equity Partners, L.P. to nominate persons for election as directors at the 2005 Annual Meeting (the "Barington Letter").

      4. Tender Offer. Subject to the conditions set forth in this Section 4, the Company shall effect and consummate a self-tender offer (the "Self-Tender Offer") pursuant to which the Company shall purchase for cash 8,750,000 shares ("Shares") of Common Stock at a per share price of no less than twenty dollars ($20) (subject to proportional adjustment for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock). The parties acknowledge that in order to complete the Self-Tender Offer,
(i) the Company will need to obtain funds sufficient to pay for the Shares from sources within the United States which shall include, without limitation, Company resources and credit facilities, including the Company's revolving credit facility pursuant to that certain Credit Agreement, dated as of August 20, 2004, between the Company and the other parties thereto or any refinancing thereof; and (ii) after giving effect to the Self-Tender Offer, the Company must be in compliance with the Note Purchase Agreement, dated as of August 1, 1999, between the Company and the parties thereto listed on the signature page thereof (the "Note Purchase Agreement") or the Company must refinance the Notes (as defined in the Note Purchase Agreement). The Company shall use its reasonable best efforts to satisfy each of the foregoing conditions as soon as practicable, it being the objective that the Company complete the Self-Tender Offer no later than December 20, 2005.

      5. Board Matters.

      (a) Concurrently with the execution of this Agreement, (i) the size of the Board shall be increased so that it is comprised of twelve (12) directors and Mr. James Mitarotonda ("Mitarotonda") shall be appointed as a member of the Board, to serve as a Class III director until the expiration of the term of such Class at the Company's 2007 annual meeting of stockholders.

      (b) Within thirty (30) days of the date hereof, a second director (the "Second Director") shall be appointed to serve as a Class I director. If the Second Director is appointed prior to the time the Company mails its annual proxy statement for the Company's 2005 Annual Meeting in accordance with Section 6(d) hereof, the Second Director will serve until the expiration of the term of such Class at the Company's 2005 Annual Meeting and the Company will include the Second Director for election as a director at the Company's 2005 Annual Meeting in accordance with Section 5(d) hereof. If the Second Director is not identified until after the time that the Company mails its annual proxy statement for the 2005 Annual Meeting, the Company shall appoint the Second Director to serve, effective immediately following the 2005 Annual Meeting, until the expiration of the term of the Class I directors at the Company's 2008 Annual Meeting.

The Second Director shall be chosen during such thirty (30) day period by the Board, through its Nominating and Corporate Governance Committee, following the identification of a candidate reasonably acceptable to the Company and the Barington Group. The Second Director shall qualify as an "Independent Director" (as defined below) of the Company. In addition, the Second Director shall be an individual that the Company and the Barington Group reasonably believe does not have a relationship with the Barington Group that would impair the independence of such director in carrying out the responsibilities of a director of the Company. As used in this Agreement, the term "Independent Director" shall be as defined in the Marketplace Rules of the National Association of Securities Dealers, Inc.

      (c) The Board shall take all action necessary to appoint Mitarotonda to serve on the Executive Committee and the Second Director to serve on one of the other three committees of the Board (i.e. the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee), in each case for the duration of the Standstill Period (as defined below); provided that Mitarotonda or the Second Director, as the case may be, is then qualified to serve on any such committee under applicable legal requirements and listing standards.

      (d) Subject to the provisions of Section 5(b) hereto, the Company agrees to include the Second Director in the Board's slate of nominees for election as a director of the Company, and use its reasonable best efforts to cause the election of the Second Director at the 2005 Annual Meeting (including without limitation recommending that the Company's stockholders vote in favor of the Second Director's election). If at anytime during the Standstill Period there shall occur a vacancy in the Board seat previously occupied by Mitarotonda or the Second Director by reason of resignation, removal, death or incapacity of either of them, then the Company shall take all necessary action to fill such vacancy by a person nominated by the Barington Group having reasonably appropriate business experience and background, and in the case of the Second Director, a person who also meets the qualifications of the Second Director set forth in Section 5(b) above.

      6. Corporate Governance.

      (a) At the first meeting of the Board after the date of this Agreement, which shall take place no later than the later of December 8, 2005 and the annual meeting of directors on the day of the 2005 Annual Meeting (the "Next Board Meeting"), the Independent Directors of the Board shall elect one such director to be a lead Independent Director and shall cause the Independent Directors of the Board to hold regular meetings (no less frequently than quarterly). The lead Independent Director shall: (i) work closely with the chairman of the Board with regard to approving the information presented to the Board and approving meeting agendas and meeting schedules; (ii) chair meetings of the Board in the absence of the chairman of the Board; (iii) oversee meetings of the Independent Directors of the Board; (iv) serve as the principal liaison between the Independent Directors of the Board and the chairman of the Board;
(v) take a leading role in the Board evaluation process; and (vi) have the authority to call meetings of the Independent Directors of the Board.

      (b) At the Next Board Meeting, the Company shall cause the Rights Agreement, dated as of January 12, 1996, between the Company and Society National Bank, as Rights Agent (the "Rights Agreement") to be amended to include a "TIDE provision." The TIDE provision shall (i) be on such terms as shall be reasonably acceptable to the Barington Group, (ii) require a committee of the Board composed of Independent Directors to meet not less than once every three years to review the terms and conditions of the Rights Agreement, including whether the termination or modification of the Rights Agreement is in the best interest of the Company and its stockholders, and to make a recommendation based on such review to the Board, and (iii) provide that the first such meeting of Independent Directors shall take place no later than one hundred twenty (120) days after the date hereof. In the event that the Rights Agreement terminates or is terminated during the Standstill Period, any successor rights agreement adopted by the Company during the Standstill Period shall include a TIDE provision to substantially the same effect.

      (c) At the 2005 Annual Meeting, the Company and the Board shall recommend to its stockholders that the Company's Certificate of Incorporation be amended to delete in its entirety Article SEVENTEENTH. The Company shall (i) include this proposal in its proxy statement for the 2005 Annual Meeting and shall take such other action as may be required to ensure that this proposal is properly submitted to a vote of the stockholders of the Company during the 2005 Annual Meeting, (ii) use its reasonable best efforts to obtain the requisite approval of the proposal by the stockholders of the Company and (iii) cause the Company's Certificate of Incorporation to be promptly amended to effect such change after the date of the 2005 Annual Meeting if the proposal is approved by the stockholders of the Company.

      (d) The 2005 Annual Meeting shall be held no later than December 8, 2005; provided that the Company may delay the date of the 2005 Annual Meeting to a date no later than the later of (i) December 16, 2005, in the event that the Company's counsel determines such delay is necessary or advisable in order to comply with paragraph (c) of this Section 6 and (ii) the first business day that is 30 calendar days after the date a definitive proxy statement is mailed to stockholders; provided, however, that the Company shall file a preliminary proxy statement with the SEC no later than October 28, 2005, shall respond to any comments by the staff of the SEC as expeditiously as possible and shall mail the definitive proxy statement immediately after resolving all comments of the SEC. No other adjournments, postponements, reschedulings or continuations of the 2005 Annual Meeting shall be permitted without the written consent of the Barington Group.

      7. Improvement in Operations and Profitability.

      (a) The Company will work together with representatives of the Barington Group in good faith to create a mutually acceptable business plan (the "Business Plan") to improve the Company's operations and profitability within an agreed upon time frame. The representatives of the Barington Group shall be provided access to information and personnel of the Company in order to enable them to participate fully in the creation of the Business Plan. The Business Plan adopted by the Company shall be mutually agreed upon by the Company and the representatives of the Barington Group. The Business Plan will include, without limitation, measures to:

            i.    Return the North American operations to pre-tax profitability;

            ii.   Reduce the Company's effective income tax rates;

            iii.  Reduce the Company's working capital;

            iv. Reduce the Company's selling, general and administrative expenses; and

            v.    Improve the Company's gross margins.

      (b) The Company and representatives of the Barington Group shall commence work on the Business Plan as soon as practicable, and the Business Plan shall be completed and adopted by the Board no later than 90 days from the date hereof, and promptly thereafter implemented by the Company.

      (c) Upon completion of the Business Plan, the Company shall issue a press release disclosing a summary of the Business Plan to the Company's stockholders.

      8. Standstill Period.

      (a) Each member of the Barington Group agrees that, from the date of this Agreement until the earlier of December 15, 2007 and the Company's 2007 annual meeting of stockholders (such period, the "Standstill Period"), without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner: (i) propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries; (ii) acquire, offer or propose to acquire any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof) of the Company, (iii) effect any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries; (iv) engage in any solicitation of proxies or consents to vote any voting securities of the Company or become a participant in any election contest with respect to the Company; (v) seek to influence any person with respect to the voting or disposition of any securities of the Company; provided, however, that any member of the Barington Group and any Affiliate or Associate of any such member may disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company and the reasons therefor; (vi) demand a copy of the Company's list of stockholders or its other books and records; (vii) form, join or in any way participate in a "group" (as defined under the Exchange Act) with respect to the Company, except that nothing contained herein shall prohibit members of the Barington Group or their Affiliates and Associates from (x) participating in a group to the extent such group currently exists or (y) adding its Affiliates or Associates to such group; (viii) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company or initiate or take any action to obtain representation on the Board, except as permitted expressly by this Agreement; (ix) take any action that is designed to require the Company to make a public announcement regarding its strategic alternatives; or (x) enter into any agreements with any third party with respect to any of the foregoing, except in each case, as contemplated by this Agreement. The foregoing notwithstanding:

            (A) any member of the Barington Group and any Affiliate or Associate of any such member may (1) transfer Barington Group Shares to or acquire Barington Group Shares from, any other member of the Barington Group or any other Affiliate or Associate of the foregoing, or (2) acquire additional shares of Common Stock from any party so long as after the acquisition of such additional shares the Barington Group and its Affiliates and Associates do not own in the aggregate at any time during the Standstill Period more than (x) prior to the consummation of the Self-Tender Offer, the number of shares of Common Stock in the aggregate owned by all the members of the Barington Group and their Affiliates and Associates as of the date of this Agreement and (y) following consummation of the Self-Tender Offer, the number of shares of Common Stock in the aggregate owned by all the members of the Barington Group and their Affiliates and Associates as of the date of this Agreement less (i) the number of shares of Common Stock purchased by the Company from all of the members of the Barington Group and their Affiliates and Associates in the Self-Tender Offer (the "Barington Group Purchased Shares") plus (ii) so long as the Barington Group Purchased Shares equals at least 20% of the number of shares of Common Stock in the aggregate owned by all the members of the Barington Group and their Affiliates and Associates as of the date of this Agreement, 25% of the Barington Group Purchased Shares;

            (B) nothing contained in this Agreement shall limit any member of the Barington Group or the Associates or Affiliates of such member from taking any of the actions otherwise prohibited in this Agreement in connection with the 2007 annual meeting of stockholders of the Company, including without limitation, nominating directors or soliciting proxies for the election of directors or other purposes, requesting a shareholder list and related information, making public filings or announcements or taking any other action, in each case, related to the solicitation of proxies at the 2007 annual meeting of stockholders of the Company; and

            (C) the provisions of this Section 8 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director's fiduciary duties to the Company and its stockholders.

      (b) As used in this Agreement, the terms "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms "beneficial owner" and "beneficial ownership" shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms "person" or "persons" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

      (c) (i) In the event that the Company is in material breach of its obligations under this Agreement, including, without limitation, a failure to comply in any material respect with the provisions of Section 4 through 7 of this Agreement, and such material breach is not cured within 30 days after notice thereof to the Company by the Barington Group, then in addition to any other remedies that the members of the Barington Group may have, the provisions of paragraph (a) of this Section 8 shall also terminate.

            (ii) Notwithstanding anything in this Section 8 to the contrary, the Standstill Period shall terminate:

                  (A) on April 30, 2006 if the Self-Tender Offer has not been consummated by such date; or

                  (B) so long as the Barington Group has cooperated and been reasonable in identifying a candidate to serve as the Second Director in accordance with Section 5 hereof, on December 21, 2005, if the Second Director has not been appointed to the Board by such date; provided that the Standstill Period shall re-commence if the Second Director is appointed to the Board on or prior to February 21, 2006.

      9. Strategic Alternatives. The parties acknowledge that the Company has retained Credit Suisse First Boston ("CSFB") to provide services to the Board. The Company agrees that, consistent with the directors' fiduciary obligations to the Company and its stockholders, the Board shall instruct CSFB to (a) speak with third parties who approach CSFB to express interest in presenting strategic alternatives to the Board, (b) assess the viability of any such strategic alternatives and (c) regularly present updates thereof to the Board. The CSFB engagement will be announced in the joint press release to be issued by the Company and the Barington Group pursuant to Section 12 of this Agreement.

      10. Confidentiality. The members of the Barington Group (each, a "Recipient") each acknowledge the confidential and proprietary nature of the Confidential Information (as defined below) and agree that the Confidential Information (a) will be kept confidential by Recipient and Recipient's Representatives and (b) will not be disclosed by Recipient (except to other Recipients and their Affiliates and Associates and such person's Representatives to the extent contemplated by this Agreement) or by Recipient's Representatives (as defined below) to any person except with the specific prior written consent of the Company or except as expressly otherwise permitted by this Agreement. It is understood that (x) Recipient may disclose Confidential Information only to those of Recipient's Representatives who are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement, (y) Recipient shall be responsible for the breach of the provisions of this Section 10 by Recipient's Representatives and (z) the provisions of this
Section 10 shall not apply to any director of the Company in his or her capacity as such. As used in this Agreement, the term "Confidential Information" means and includes any and all of the information concerning the business and affairs of the Company that may hereafter be disclosed to Recipient by the Company or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors ("Representatives") of the Company; provided that "Confidential Information" shall not include information that (a) was in or enters the public domain or was or becomes generally available to the public other than as a result of disclosure by Recipient or any Representative thereof, (b) was independently acquired by Recipient without violating any of the obligations of Recipient or its Representatives under this Agreement, or under any other contractual, legal, fiduciary or binding obligation of Recipient or its Representatives with or to the Company, (c) was available, or becomes available, to Recipient on a nonconfidential basis other than as a result of its disclosure to Recipient by the Company or any Representative of the Company, but only if to the knowledge of Recipient the source of such information is not bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the information to Recipient or Recipient's Representatives by a contractual, legal, fiduciary or other binding obligation with or to the Company, or (d) was independently developed by Recipient or its Representatives without reference to any other Confidential Information.

      11. Expenses. Within five business days after receiving documentation thereof, the Company shall reimburse Barington Capital Group, L.P. for the actual documented out-of-pocket expenses (up to a maximum of $150,000) incurred by the members of the Barington Group in connection with the Schedule 13D filings, the Barington Letter and related anticipated proxy solicitation and the negotiation and execution of this Agreement and all related activities and matters.

      12. Public Announcement. The Barington Group and the Company shall announce this Agreement and the material terms hereof by means of a mutually acceptable joint press release as soon as practicable on or after the date hereof. The parties hereto will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as, in the reasonable judgment of the relevant party, may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Marketplace.

      13. Specific Performance. Each of the members of the Barington Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Barington Group or any of them, on the one hand, and the Company, on the other hand (the "Moving Party"), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

      14. Jurisdiction; Applicable Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury,
(d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and
(e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties' principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

      15. Representative. Each member of the Barington Group hereby irrevocably appoints Mitarotonda, or Barington Capital Group, L.P. in the event that Mitarotonda is no longer serving in such role, as such member's attorney-in-fact and representative (the "Barington Representative"), in such member's place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the Barington Group, upon any action taken by the Barington Representative or upon any document, notice, instruction or other writing given or executed by the Barington Representative.

      16. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

      17. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

      18. Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto, or in the case of the Barington Group, the Barington Representative, or their respective successors or assigns.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

                                       A. SCHULMAN, INC.


                                       By: /s/ Terry L. Haines
                                          -------------------------------------
                                       Name:  Terry L. Haines
                                       Title: President & Chief Executive
                                              Officer


                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors,
                                           LLC, its general partner

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       BARINGTON COMPANIES INVESTORS, LLC

                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member

                                       /s/ James A. Mitarotonda
                                       ----------------------------------------
                                       James A. Mitarotonda


                                       BARINGTON COMPANIES OFFSHORE FUND,
                                       LTD. (BVI)


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President

                                       BARINGTON COMPANIES ADVISORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON CAPITAL GROUP, L.P.
                                       By:  LNA Capital Corp., its general
                                            partner


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       LNA CAPITAL CORP.


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Morgan B. Stark
                                          -------------------------------------
                                       Name:  Morgan B. Stark
                                       Title: Authorized Signatory


                                       STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Morgan B. Stark
                                          -------------------------------------
                                       Name:  Morgan B. Stark
                                       Title: Authorized Signatory


                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member


                                       By: /s/ Morgan B. Stark
                                          -------------------------------------
                                       Name:  Morgan B. Stark
                                       Title: Authorized Signatory

                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member


                                       By: /s/ Morgan B. Stark
                                          --------------------------------------
                                       Name:  Morgan B. Stark
                                       Title: Managing Member

                                       C4S & CO., LLC


                                       By: /s/ Morgan B. Stark
                                          -------------------------------------
                                       Name:  Morgan B. Stark
                                       Title: Managing Member


                                       /s/ Morgan B. Stark
                                       ----------------------------------------
                                       Morgan B. Stark, individually and as
                                       attorney-in-fact for Peter A. Cohen,
                                       Jeffrey M. Solomon, and Thomas W. Strauss


                                       MILLENCO, L.P.
                                       By: Millennium Management, L.L.C., its
                                           general partner


                                       By: /s/ Terry Feeney
                                          --------------------------------------
                                       Name:  Terry Feeney
                                       Title: Chief Executive Officer


                                       MILLENNIUM MANAGEMENT, L.L.C.

                                       By: /s/ Terry Feeney
                                          --------------------------------------
                                       Name:  Terry Feeney
                                       Title: Chief Executive Officer


                                       Israel A. Englander by Simon M. Lorne
                                       Pursuant to Power of Attorney filed with SEC on June 6, 2005

                                       /s/ Israel A. Englander
                                       -----------------------------------------
                                       Israel A. Englander

                                       RJG CAPITAL PARTNERS, L.P.

                                       By: RJG Capital Management, LLC, its
                                           general partner


                                       By: /s/ Ronald J. Gross
                                          --------------------------------------
                                       Name:  Ronald J. Gross
                                       Title: Managing Member


                                       RJG CAPITAL MANAGEMENT, LLC


                                       By: /s/ Ronald J. Gross
                                          -------------------------------------
                                       Name:  Ronald J. Gross
                                       Title: Managing Member

                                       /s/ Ronald J. Gross
                                       -----------------------------------------
                                          Ronald J. Gross


                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       L.P.

                                       By: D.B. ZWIRN PARTNERS, LLC,
                                       its general partner

                                       BY: ZWIRN HOLDINGS, LLC,
                                       its managing member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND
                                       (TE), L.P.

                                       By: D.B. ZWIRN PARTNERS, LLC,
                                       its general partner

                                       BY: ZWIRN HOLDINGS, LLC,
                                       its managing member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       LTD.

                                       By:  D.B. Zwirn & Co., L.P., its
                                       manager

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                            member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       HCM/Z SPECIAL OPPORTUNITIES LLC

                                       By:  D.B. Zwirn & Co., L.P., its manager

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                            member

                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       D.B. ZWIRN & CO., L.P.

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                             member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       DBZ GP, LLC

                                       By: Zwirn Holdings, LLC, its managing
                                           member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       ZWIRN HOLDINGS, LLC


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                          Daniel B. Zwirn